MEMORANDUM
DATE: October 14, 1999
TO: File
FROM: Lisa Slouffman
RE: Item 77(i): Form N-SAR for Fidelity Oxford Street Trust

Pursuant to a Board approved vote on June 17, 1999, Fidelity
Oxford Street Trust commenced a new series of shares
(Fidelity Four-in-One Index Fund) on June 29, 1999.